Sub-Item 77C: Submission of matters to a vote of security holders

On February 1, 2012, a Special Meeting of Shareholders for the Large-Cap Value Fund ("LCV Fund") was held to consider the approval of the Plan of Reorganization between the LCV Fund and the American Beacon Bridgeway Large Cap Value Fund (the "American Beacon LCV Fund"), a series of American Beacon Funds, which provides for (1) the conversion of the shares of the LCV Fund into shares of the American Beacon LCV Fund and
(2) the resulting transfer to the American Beacon LCV Fund of all of the property, assets and goodwill of the LCV Fund. The following votes were recorded during the meeting (percentages are reflective of total shares voted at the meeting).

                                       Percentage of
                    Shares Voted        Voted Shares
Votes For          625,947.638          83.615%
Votes Against      95,784.796          12.795%
Votes Abstained    26,879.441          3.590%

On May 30, 2012, a Special Meeting of Shareholders for the Aggressive Investors 2 Fund ("AI2 Fund") was held to consider the approval of the Plan of Reorganization between the AI2 Fund and the Aggressive Investors 1 Fund ("AI1 Fund") which provides for (1) the conversion of the shares of the AI2 Fund into shares of the AI1 Fund and (2) the resulting transfer to the AI1 Fund of all of the property, assets and goodwill of the AI2 Fund. The following votes were recorded during the meeting (percentages are reflective of total shares voted at the meeting).
                                           Percentage of
                         Shares Voted       Voted Shares
Votes For                5,786,022.503       94.41%
Votes Against              221,560.981        3.61%
Votes Abstained            121,143.107        1.98%


On May 30, 2012, a Special Meeting of Shareholders for the Micro-Cap Limited Fund ("MCL Fund") was held to consider the approval of the Plan of Reorganization between MCL Fund and the Ultra-Small Company Fund ("USC Fund") which provides for
(1) the conversion of the shares of the MCL Fund into shares of the USC Fund and (2) the resulting transfer to the USC Fund of all of the property, assets and goodwill of the MCL Fund. The following votes were recorded during the meeting (percentages are reflective of total shares voted at the meeting).

                                           Percentage of
                         Shares Voted       Voted Shares
Votes For              1,708,427.845          95.62%
Votes Against           58,142.586             3.25%
Votes Abstained        20,136.313              1.13%